FOR IMMEDIATE RELEASE
Contact:	Trudy M. Self
Self & Associates
(909) 336-5685

MANAGEMENT CHANGES AT
YARRAMAN WINERY, INC.
(OTC: YRMN)

Sydney, Australia—August 31, 2006—Yarraman Winery, Inc. (OTC: YRMN) announced today that Andrew Lyon has resigned as Chief Executive Officer and President to resume control of his family’s agribusiness, wine and hospitality interests.

“We would like to thank Andy for his efforts on Yarraman’s behalf during this most critical first year as a US public company,” said William J. Stubbs, Chairman of the Board of Yarraman.

Lyon will be replaced by Wayne Rockall, who will join Yarraman on September 1, 2006, as Chief Executive Officer and President.

Rockall comes to Yarraman with an in-depth knowledge of the global spirits market, having served most recently for two years as sales director for Swift + Moore Pty Ltd, an Anglo-American joint venture with annual sales of approximately A$250 million in 2005, where he managed a sales and marketing staff of more than 140 professionals. Earlier in his career, while a commercial director for Diageo Australia (a A$550 million spirits company) he was responsible for exports to Europe, the UK, the US, the Pacific Islands and other export duty-free markets. He was with Diageo for more than seven years in increasingly responsible sales and marketing positions, including Commercial Director and Global Director, Duty Free Shoppers.

Rockall has considerable experience in sales and finance and in business acquisitions and mergers and their subsequent integration.

A graduate of Macquarie University, Sydney with a bachelors of arts degree, he also holds a diploma of marketing from Ku Ring Gai College (UTS).

“We are looking forward to having Wayne on board to further grow the business,” said Stubbs. “Rockall’s challenge will be to develop trade partnerships and a portfolio of brands crafted to satisfy customer and channel needs as well as  to seek and take advantage of any opportunity that may be presented through mergers and acquisitions, and to maximize the return on existing assets to improve shareholder value,” Stubbs added.

Yarraman Winery Inc. (OTC:YRMN) operates primarily through its wholly owned subsidiary, Yarraman Estate Pty Ltd (Yarraman), in Australia. Yarraman produces and sells award winning premium, super-premium and ultra-premium wines made at its state-of-the-art winery in New South Wales, Australia, where grapes are crushed, fermented and made into wine or blended with wines purchased from other vineyards for production of varietals. Wines are sold both in Australia and internationally, principally under Yarraman’s own name of “Yarraman” label. Yarraman’s vineyards are located on land in two regions in the State of New South Wales, Australia - the Upper Hunter Valley and Gundagai.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," “anticipate,” "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of our products; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.